EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2024, with respect to the consolidated financial statements included in the Annual Report of Anavex Life Sciences Corp. on Form 10-K for the year ended September 30, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Anavex Life Sciences Corp. on Forms S-3 (File No. 333-218292 and File No. 333-281089) and on Forms S-8 (File No. 333-219934, File No. 333-255166 and File No. 333-265537).

/s/ GRANT THORNTON LLP

Melville, New York

December 23, 2024